Exhibit 5.1

Reed Smith LLP 1717 Arch Street Philadelphia, PA 19103 +1 215 851 8100 Fax +1 215 851 1420 reedsmith.com

August 4, 2014

Board of Directors
National Penn Bancshares, Inc.
645 Hamilton Street, Suite 1100
Allentown, PA  18101

Re: Registration Statement on Form S-4 / File No. 333-197281

Ladies and Gentlemen:

We have acted as counsel to National Penn Bancshares, Inc., a Pennsylvania corporation (the “Corporation”), and are furnishing this opinion letter to the Corporation in connection with the preparation and filing of a Registration Statement on Form S-4 (the “Registration Statement,” which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) by the Corporation with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).  The Registration Statement relates to the registration under the Securities Act of the offering of 8,803,273 shares of the Corporation’s common stock, no par value (the “Shares”), which may be issued in connection with the merger contemplated by the Agreement and Plan of Merger, dated as of June 3, 2014, by and between the Corporation and TF Financial Corporation (“TF Financial”) (the “Merger Agreement” and such merger, the “Merger”).

For purposes of giving this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials, and other instruments as we have deemed necessary or advisable for the purpose of rendering the opinions set forth herein.  In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as certified copies, electronic copies or photocopies, the authenticity of the originals of such documents, and the accuracy and completeness of all records, information and statements submitted to us by officers and representatives of the Corporation.  We have also assumed that the Registration Statement, as amended, will have become effective under the Securities Act and such effectiveness shall not have been terminated or rescinded.  As to any facts material to the opinions expressed herein, which were not independently established or verified, we have relied upon statements, representations and certifications of officers and other representatives of the Corporation and others.

Board of Directors
National Penn Bancshares, Inc.
August 4, 2014

We express no opinion as to the law of any state or jurisdiction other than the Commonwealth of Pennsylvania.

Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, when the Shares shall have been issued in accordance with the terms of the Merger Agreement, including the receipt by the Corporation of the consideration therefor, the Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the reference to this firm under the caption “Legal Matters” in the Registration Statement and in the related proxy statement/prospectus contained therein and to the filing of a copy of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

Very truly yours,

/s/ Reed Smith LLP

MMC/BFA/RKM//PJJ